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                                                                    EXHIBIT 21.1

                LIST OF SUBSIDIARIES OF ASIAINFO HOLDINGS, INC.

                                   Name under which the                 State or other jurisdiction of
Subsidiaries                       subsidiary does business             incorporation
------------                       ------------------------             -------------
AsiaInfo Services Inc.             AI Services                          Texas, United States of America
AsiaInfo Technologies (China),     AI Technology                        People's Republic of China
 Inc.
AsiaInfo-CTC Network Systems,      AI CTC                               People's Republic of China
 Inc.
Zhejiang AsiaInfo                  AI Zhejiang                          People's Republic of China
 Telecommunication
 Technology Co. Ltd.
General Data System Co., Ltd.      AI Data                              People's Republic of China
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